EXHIBIT 12.  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES.

                RITE AID CORPORATION

           (Dollar amounts in thousands)
                               Year Ended
                 39 Weeks _____________________________________________________
                 Ended
                 Nov. 26    Feb 26     Feb 27      Feb 29    March 2    March 3
                 1994       1994       1993        1992      1991       1990
                 _________  _________  ________   _______  ________    ________
Fixed Charges
Interest
 Expense (1)     $ 28,956   $  28,683  $ 29,387   $ 37,463  $ 49,484   $ 51,933

Interest Portion
 of Net Rental
 Expense (1)(2)    29,646      40,427    37,659     34,939    32,833     30,287
Amortization of
 Debt Expense         367         441       460        366       222        222
                 ________    ________   _______    _______   _______     ______
Fixed Charges
 Before
 Capitalized       58,969      69,551    67,506     72,768    82,539     82,442
 Interest
Capitalized
 Interest             202         217       445        721       873      1,396
                 ________     _______   _______    _______   _______    _______
Total Fixed
 Charges         $ 59,171    $ 69,768  $ 67,951   $ 73,489  $ 83,412   $ 83,838
                 ========    ========  ========   ========  ========   ========

Earnings
 Income from
  Continuing
  Operations
  Before
  Income Taxes    $144,312   $ 45,670(3) $200,569 $187,202  $163,008   $125,680
Fixed Charges
  Before
  Capitalized
  Interest (per
  above)            58,969     69,551    67,506     72,768     82,539    82,442
                 ________     _______   ______     _______   ________   _______

Total Adjusted
  Earnings        $203,281    $115,221  $268,075  $259,970   $245,547  $208,122
                 =========    ========  ========  ========   ========  ========

Ratio of Earnings
  to Fixed Charges    3.44        1.65       3.95     3.54      2.94       2.48
                 =========   ========== ========= ========   ======== =========

(1) Interest expense and the interest portion of net rental expenses for fiscal year 1993, 1992, 1991 and 1990 were restated to reflect operations discontinued in fiscal year 1994.

(2) The interest portion of the net rental expenses is estimated to be equal to one-third of the minimum rental expense for the period.

(3) Income from continuing operations before income taxes for fiscal year 1994 includes a $149,196,000 one-time, pre-tax provision for corporate restructuring and other charges.